                                                                     EXHIBIT 2.5
                             INTERCREDITOR AGREEMENT

         THIS INTERCREDITOR AGREEMENT (this "AGREEMENT"), executed this 13th day of July, 2004, is made by and among MicroTel International Inc., a Delaware corporation (the "BORROWER") and the persons listed on the Schedule of Lenders attached hereto as EXHIBIT A (each, a "LENDER" and collectively, the "Lenders").

                                    RECITALS

         A. Borrower and the Lenders are parties to the Stock Purchase Agreement of event date herewith (the "STOCK PURCHASE AGREEMENT") relating to the purchase by Borrower of all of the issued and outstanding shares of common stock of Larus Corporation, a California corporation ("LARUS").

         B. Pursuant to the terms of the Stock Purchase Agreement, Borrower issued the Short Term Notes and the Long Term Notes to each of the Lenders to satisfy a portion of the aggregate consideration to be paid by Borrower for the purchase of the shares of common stock of Larus from the Lenders.

         C. CXR, Larus and Vista are each delivering a Continuing Guarantee dated as of the date hereof pursuant to which each entity guarantees the obligations of Borrower under the terms of the Long Term Notes (collectively, the "CONTINUING GUARANTEES").

         D. CXR, Larus and Vista are each delivering a Security Agreement dated as of the date hereof (collectively, the "SECURITY AGREEMENTS") to Lenders pursuant to which their respective obligations to Lenders under the Continuing Guarantees are secured by the assets of CXR, Larus and Vista, respectively .

         E. Borrower is delivering a Pledge and Security Agreement dated as of the date hereof (the "PLEDGE AGREEMENT") to Lenders pursuant to which the obligations of Borrower to Lenders are secured by the equity securities of Larus and the Larus Entity.

         F. Lenders desire to set forth in this Agreement their respective rights and obligations with respect to the Notes, the Continuing Guarantees, the Pledge Agreement, the Security Agreements and the exercise of rights with respect thereto.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

         "COLLATERAL" shall have the meanings set forth in the Pledge Agreement and Security Agreements, collectively.

         "COLLATERAL AGENT" shall have the meaning set forth in the Pledge Agreement.

         "CXR" shall have the meaning set forth in the Long Term Notes.

         "EVENT OF DEFAULT" shall mean the occurrence of any event that will constitute a default by Borrower under any Note.

         "INDEBTEDNESS" shall mean the aggregate outstanding principal amount, together with accrued but unpaid interest (including any interest accruing after the commencement of any action or proceeding under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable domestic or foreign federal or state bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding), premiums and any other amounts (including any fees or expenses) owed or payable with respect to the Notes.

         "LARUS" has the meaning given in the recitals hereof.

         "LARUS ENTITY" shall have the meaning set forth in the Long Term Notes.

         "LONG TERM NOTES" shall have the meaning set forth in the Stock Purchase Agreement.

         "NOTES" shall mean the Short Term Notes and the Long Term Notes, collectively.

         "SENIOR LENDERS" shall have the meaning set forth in the Long Term
Notes.

         "SHORT TERM NOTES" shall have the meaning set forth in the Stock Purchase Agreement.

         "VISTA" shall mean Vista Corporation, a California corporation.

         2. INTERCREDITOR AGREEMENT.

                  2.1 PARI PASSU STATUS IN NOTES AND COLLATERAL SECURING THE GUARANTEE. Each of the Lenders hereby acknowledges and agrees that no Lender shall have priority over any other Lender with respect to any payments of principal or interest in respect of the Notes, or any Collateral securing the Notes, where applicable. Rather, each of the Lenders hereby acknowledges and agrees that its rights and priority are PARI PASSU with the rights and priority of each of the other Lenders. In addition, and without limitation of the generality of the foregoing, each Lender hereby confirms that regardless of the relative times of attachment or perfection thereof or the order of filing of financing statements, mortgages or other documents, and regardless of anything to the contrary contained in any documents executed in connection with any of the Notes (including without limitation the Stock Purchase Agreement, Pledge Agreement, Security Agreements, Continuing Guarantees and this Agreement), any security interests or liens granted from time to time to any Lender shall in all respects be PARI PASSU with the security interests and liens granted from time to time to each of the other Lenders.

                  2.2 NOTICES OF DEFAULT. Each of the Lenders shall provide a copy to Collateral Agent and each of the other Lenders of any written notice provided by such Lender to Borrower with respect to any Event of Default. Such notices shall be delivered in accordance with SECTION 5 below within three (3) calendar days of the date any such notice is given to Borrower.

                  2.3 DISPOSITION OF BORROWER'S ASSETS. In the event of (i) an Event of Default, (ii) any insolvency, bankruptcy, receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceeding relating to the Borrower, whether voluntary or involuntary, (iii) any proceeding for the voluntary liquidation, dissolution or other winding-up of the Borrower, whether involving insolvency or bankruptcy proceedings or not, or (iv) any attachment of, foreclosure on, or other judicial action with respect to all or any portion of the assets of the Borrower, or any transfer of such assets in lieu of any such judicial action, or any creation of any lien, security interest, mortgage, or deed of trust on any such assets other than in favor of the Senior Lenders, then, and in any such event, any payment or other distribution of any character, whether in cash, securities or other property out of or in respect of the assets of the Borrower or any proceeds thereof or any such security to which the Lenders are entitled, shall be shared by the Lenders on a PARI PASSU basis with the amount thereto to which each such Lender is entitled determined in accordance with the Pledge Agreement, the Security Agreements and the Continuing Guarantees; PROVIDED, HOWEVER, that no Lender shall take any action without written notice to Collateral Agent and the other Lenders.

                  2.4 PAYMENTS TO BE HELD IN TRUST. If any Lender shall have received any payment, distribution or security out of any of the assets of the Borrower, whether arising out of or as a result of any event described in
SECTION 2.3 above or otherwise, the receiving party thereof shall promptly provide Collateral Agent and each of the Lenders a clear and detailed accounting thereof, and shall promptly take all action necessary to implement the sharing contemplated by SECTION 2.3 above and by the Pledge Agreement, the Security Agreements and the Continuing Guarantees. Any such payment, distribution or security so received shall be deemed to be held in trust by the receiving party thereof for the benefit of the Lenders until such sharing has been implemented and completed as contemplated by SECTION 2.3 above and by the Pledge Agreement, the Security Agreements and the Continuing Guarantees.

                  2.5 COOPERATION. Each of the Lenders agrees to use reasonable best efforts to cooperate with one another in the realization upon and liquidation of the assets of Borrower following an Event of Default, and to promptly advise Collateral Agent and the other Lenders of any actions taken with respect thereto, or of any modification or amendment of any or all of the documents with respect to the Indebtedness; PROVIDED, HOWEVER, that no Lender shall, enter into any such modification or amendment that would (i) extend the term of such Indebtedness, (ii) increase the applicable rate of interest thereunder, or (iii) increase the amount of Borrower's indebtedness thereunder, without the prior written approval of the other Lenders.

         3. RIGHT TO AMEND, ETC. Any demand for payment of any Indebtedness or delivery of collateral from Borrower upon the occurrence of an Event of Default made by any Lender may be rescinded in whole or in part by such Lender. Lenders may exercise or refrain from exercising any rights or remedies against the Borrower and others, if any, liable under the Indebtedness. The Indebtedness shall conclusively be deemed to have been created, contracted and incurred and permitted to remain outstanding in reliance upon the provisions of this Agreement.

         4. FURTHER ASSURANCES. The Borrower, for itself and its respective successors and assigns, agrees to execute and deliver to Collateral Agent and Lenders such further documents and instruments and to take such further action as Collateral Agent and Lenders may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement.

         5. NOTICES. All notices and other communications hereunder to any Lender shall be in writing and shall be personally delivered or mailed by first class mail, postage prepaid, to the respective addresses set forth under the signature of such Lender set forth on EXHIBIT A to this Agreement, or to such other address or addresses as the party to whom such notice is directed may have designated in writing to the other parties hereto. All notices and other communications hereunder to Borrower shall be in writing and shall be personally delivered or mailed by first class mail, postage prepaid, to the following address:

                           MicroTel International Inc.
                           9485 Haven Avenue, Suite 100
                           Rancho Cucamonga, California  91730
                           Attention:  Carmine T. Oliva

or to such other address or addresses as the party to whom such notice is directed may have designated in writing to the other parties hereto. A notice shall be deemed to have been given upon the earlier to occur of (i) three (3) days after the date on which it is deposited in the U.S. mails or (ii) receipt by the party to whom such notice is directed.

         6. SUCCESSORS; CONTINUING EFFECT, ETC. This Agreement is being entered into for the benefit of, and shall be binding upon, Lenders and their respective successors and assigns. This Agreement shall be a continuing agreement and shall be irrevocable and shall remain in full force and effect so long as there is Indebtedness outstanding.

         7. MISCELLANEOUS. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by the laws of the State of California without reference to the choice of law principles thereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                             BORROWER:

                             MICROTEL INTERNATIONAL INC.,
                             a Delaware corporation


                             By:      /S/ CARMINE T. OLIVA
                                ------------------------------------------------
                                  Carmine T. Oliva, Chairman, President and
                                  Chief Executive Officer


                             LENDERS:

                             See Schedule of Lenders on
                             EXHIBIT A for signatures.



                       [Signatures continued on next page]



                                                        EXHIBIT A
                                                        ---------

                                                   SCHEDULE OF LENDERS


                                                     PRINCIPAL
          LENDER'S NAME AND ADDRESS                AMOUNT OF NOTE                   LENDER'S SIGNATURE
          -------------------------                --------------                   ------------------

Noel McDermott, as Trustee of the Noel C.           $1,680,000                  /S/ NOEL MCDERMOTT, TRUSTEE, BY WARREN P.
McDermott Revocable Living Trust dated                                          -----------------------------------------
December 18, 1995                                                               YOST, ATTORNEY-IN-FACT
502 Village Circle                                                              ----------------------
Santa Cruz, CA  95060                                                           Noel McDermott, Trustee of the Noel C.
                                                                                McDermott Revocable Living Trust dated
                                                                                December 18, 1995


Warren P. Yost and Gail A. Yost, as                 $1,320,000                  /S/ WARREN P. YOST
Co-Trustees  Under  Declaration of Trust dated                                  Warren P. Yost, Co-Trustee Under Declaration
March 9, 1988                                                                   of Trust dated March 9, 1988
10324 Miner Place
Cupertino, CA  95014                                                            /S/ GAIL A. YOST
                                                                                ----------------
                                                                                Gail A. Yost, Co-Trustee Under Declaration of
                                                                                Trust dated March 9, 1988



                                                       A-1